CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2022, relating to the financial statements and financial highlights of Holbrook Income Fund, a series of Two Roads Shared Trust, for the year ended April 30, 2022, and to the references to our firm under the headings “Financial Highlights” and “Privacy Notice” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 26, 2022